UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 15, 2012

PREMIER FINANCIAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

Commission file number 000-20908

Kentucky	61-1206757
(State or other jurisdiction of incorporation organization)	(I.R.S. Employer Identification No.)

2883 Fifth Avenue Huntington, West Virginia	25702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number (304) 525-1600

Not Applicable
Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐      Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

PREMIER FINANCIAL BANCORP, INC,

INFORMATION TO BE INCLUDED IN THE REPORT

Item 7.01.  Regulation FD Disclosure

On May 15, 2012, Premier Financial Bancorp, Inc. ("Premier") issued a press release announcing it had received all regulatory approvals to merge its $60 million Farmers Deposit Bank franchise and its $95 million Ohio River Bank franchise into its $213 million Citizens Deposit Bank and Trust.  The resulting bank will be a nearly $367 million Kentucky chartered bank with 13 locations in northern Kentucky and southern Ohio and will retain the name Citizens Deposit Bank and Trust.  Pro forma regulatory capital ratios would result in the bank remaining well capitalized with a Tier I Leverage Ratio of 8.88%, a Tier I Risk-based Capital Ratio of 14.61% and a Total Risk-based Capital Ratio of 15.86%; ratios which exceed Citizens Deposit Bank’s current capital ratios as of December 31, 2011.

Premier filed applications with the Federal Deposit Insurance Corporation and the Kentucky Department of Financial Institutions.  All required approvals have been received.  Premier will merge Farmers Deposit Bank, headquartered in Eminence, Kentucky and Ohio River Bank, headquartered in Ironton, Ohio, with and into Citizens Deposit Bank and Trust, headquartered in Vanceburg, Kentucky.  The legal merge date of the three banking institutions is anticipated to occur sometime in the next six months.

PREMIER FINANCIAL BANCORP, INC,

INFORMATION TO BE INCLUDED IN THE REPORT

Item 9.01.  Financial Statements and Exhibits

(c) Exhibit 99.1 - Press Release dated May 15, 2012.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIER FINANCIAL BANCORP, INC.
(Registrant)

/s/ Brien M. Chase
Date: May 16, 2012                                                   Brien M. Chase, Senior Vice President
  and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated May 15, 2012 captioned “Premier Financial Bancorp, Inc. Announces Regulatory Approval of Plan to Merge Three Subsidiary Banks.”